FACILITIES USE PERMIT

State University of New York at Stony Brook

and

CORNERSTONE PHARMACEUTICALS, INC

For Incubator Facilities located at:
Life Sciences Building
Stony Brook University

INCUBATOR FACILITIES USE PERMIT

This Incubator Facilities Use Permit ("Permit") is made the 1st day of April 2007, by and between the State University of New York ("SUNY"), a corporation organized and existing under the laws of the State of New York, with its principal place of business located at State University Plaza, Albany, New York, 12246, for and on behalf of SUNY at Stony Brook, ("University"), and Cornerstone Pharmaceuticals, Inc. ("Permittee"), a corporation with its principal place of business located at 570 7th Avenue, Suite 500, New York, New York 10018. Subject to and in consideration of mutual covenants, terms and conditions hereinafter set forth, the parties hereto agree as follows:

WHEREAS, the University has dedicated certain land space and facilities to the development and support of emerging technology enterprises;

WHEREAS, the University wishes to promote and foster campus-industry collaboration by making opportunities available to its faculty and students to conduct research and develop practical applications in emergent technologies;

WHEREAS, Cornerstone Pharmaceuticals, Inc qualifies as a company as contemplated by the SUNY Board of Trustees' January 22, 1986 policy on the Use of University Facilities by Emerging Technology Enterprises, its June 26, 1985 policy on University-Industry Cooperative Use of Research Equipment and the University's Incubator Guidelines and Procedures;

WHEREAS, Cornerstone Pharmaceuticals, Inc. is developing technology in chemotherapeutics for future application, in conjunction with the University's Department of Biochemistry and Cell Biology. The company seeks incubator facilities to house, develop and further expand such activity;

WHEREAS, the parties desire to enter into an agreement whereby the University will make campus facilities and equipment available;

NOW, THEREFORE, subject to the terms, conditions and mutual consideration contained herein, the adequacy of which is hereby acknowledged, the parties agree as follows:

1. Premises

a) Cornerstone Pharmaceuticals, Inc. ("Permittee") hereby requests from University and University hereby grants to Permittee, permission to use the following designated campus facilities: Life Sciences Building Basement Suite 050, (632 sq. ft.), Suite 050A, (131 sq. ft.), Suite 050B (147 sq. ft.) Suite 050C (168 sq. ft.). The hours of operation will be Monday through Friday, from 9:00 am to 5:00 pm EST.

b) Permittee agrees that the issuance of this Permit shall in no way diminish the statutory authorization of SUNY or the University to possess, pursuant to State Education Law, the state property and equipment to which this Permit relates, nor shall the dominion and control by the University over said state property and equipment be in any way diminished.

c) Permittee shall take proper care of the equipment made available for its use, shall preserve said equipment in good order and condition, and shall use all reasonable precautions to prevent damage or injury to the equipment. Upon termination of this Permit, Permittee agrees to return University equipment in its original condition, normal wear and tear excepted.

2. Term

a) The initial term of this Permit shall commence on April 1, 2007 and shall continue until midnight, March 31, 2008, renewable upon mutual written agreement for additional one (1) year periods. Permittee shall notify University of its intent to renew at least sixty (60) days prior to expiration of this agreement. Subject to the authority of SUNY Trustees to revoke this Permit at any time without cause on thirty (30) days written notice, this Permit may be terminated by either party only upon two (2) months written notice; however, the University may revoke this Permit immediately for serious or continuing violations of its provisions, University policy or procedure, or State, federal or local law. The University may relocate or revise the access provided by this Permit if University determines that such revision or relocation is in its best interests.

b) Subject to paragraph 3 below, on written request received sixty (60) days before expiration of the term, Permittee may be granted an option to renew for additional one (1) year periods. If Permittee requests an option to renew, the fee for the renewal period shall be determined in accordance with paragraph 14 below. It shall be a condition of Permittee's exercise of any option to renew that Permittee not be in default under any clause of this Permit.

3. Fees and Assessments

a) Permittee shall pay an occupancy fee to Stony Brook University in the amount of **TWENTY FOUR THOUSAND EIGHT HUNDRED THIRTY-SEVEN** and **12/100 dollars ($24,837.12)** per year during the term of this Permit Agreement (1,078 square feet @ $23.04 per square foot), which sum shall be payable in quarterly installments of **SIX THOUSAND TWO HUNDRED NINE** and **28/100 dollars ($6,209.28**). If the term of this Permit begins or ends on a date during a month, the fee for that month shall be pro-rated.

b) Fees payable by Permittee under this Permit shall be paid to Stony Brook University when due, without prior demand, deduction or any setoff whatsoever. If the occupancy fee is received later than the sixteenth (16th) day of the month, Permittee may,

under the discretion of the Director of University Revocable Permit Program, be assessed a penalty of ten percent (10%) of that monthly fee, due with the late monthly fee payment. If Permittee is late with more than two (2) occupancy fee payments during the term of this Permit, the University may terminate the Permit on thirty (30) days written notice.

c) A security deposit, in the form of one monthly installment in the amount of **TWO THOUSAND SIXTY-NINE** and **76/100 dollars ($2,069.76)**, shall be due upon execution of this agreement. This shall be held in an interest bearing account and shall be released to Permittee upon departure from the facility as determined by paragraph 5 (c) below.

d) In the event Permittee desires to utilize University telephone services, an additional security deposit in the amount of **$500.00** shall be due upon execution of this agreement. This deposit shall be held by the University until after the Permittee has vacated the premises and returned within three months, minus the costs of any telephone service provided by the University to the Permittee left unpaid on departure.

e) University services, including computer-related services, if any, must be paid within thirty (30) days of invoice receipt. These services shall be invoiced separately.

f) Permittee shall reimburse the University for the use of any University research equipment or services as designated in **Exhibit B** at established rates, as required by SUNY's policy on the cooperative use of research equipment.

g) Permittee shall pay, before delinquency, all taxes, assessments, license fees and public charges levied, assessed or imposed on its business operations, including any trade fixtures, improvements, furnishings, equipment, merchandise or personal property of any kind owned, installed, used or produced by Permittee in or upon the premises.

4. Services and Furnishings

a) The University shall supply all ordinary and necessary potable water, gas, electricity, heat and sewage service for the premises. Telephone, internet service and regulated/hazardous waste disposal shall be provided in accordance with University policy, at Permittee's expense. Permittee may avail itself of other site services at the established third-party rates.

b) Permittee may use the existing network infrastructure, (i.e. existing wiring and connection to the campus network) provided that such use is restricted to those services that are provided to faculty/staff of the University. Personal workstations may be used to connect to external mail and Web hosting services. The installation of servers used to provide commercial, production-grade IT services is not permitted. Permittee agrees to use only the (*routable*) IP address(es) provided by the University, *which are normally dynamically-assigned*. No static IP addresses will be supplied to the

permittee. In addition, the University cannot host domain names for the permittee. The level of service provided to the permittee is equivalent to that which is provided to the campus community.

c) Permittee understands and agrees that services offered to it by the University shall be equivalent to those provided to other campus academic and administrative offices, unless otherwise agreed in writing by both parties. Permittee's operations shall be conducted in accordance with SUNY policy guidelines and University Policy 517 governing the use of campus facilities. Permittee's activities shall not infringe on, delay or conflict with normal University operations.

d) Permittee may request upgrades of campus facilities to conduct its operations and, if approved by University, University will work with Permittee to arrange the upgrade. Permittee shall pay University in advance, for the cost of any and all capital upgrades that it may request.

e) The University shall not be required to provide furnishings, fixtures or decorations. On termination of this Permit, Permittee may remove its furnishings, fixtures or decorations from the subject premises, at its sole cost and expense. Any such property remaining in the premises after Permittee's departure shall be deemed abandoned and may, at the University's election, be retained as University property or removed from the premises at Permittee's expense.

f) On termination of this Permit, the Permittee, at its sole expense, shall be required to restore the premises to their original condition, normal wear and tear excepted, subject to paragraph 5(c) below.

5. Use of Premises

a) Permittee shall use the facilities for office space and laboratories in accordance with the terms of this Permit, 8 NYCRR § 335.28, SUNY emerging technology enterprise and use of research equipment policies and the University's Incubator Guidelines and Procedures. The premises shall not be used for any other purpose without the University's prior written approval.

b) Permittee shall also be entitled to nonexclusive use of the hallways and passageways for ingress, egress and access to the subject premises. Permittee shall not place any materials in the common areas or take any other action which would impede, restrict, hamper or interfere with usage of the common areas by other Permittees.

c) Permittee shall take proper care of the premises made available for its use, shall preserve them in good order and condition, and shall use all reasonable precautions to prevent waste, damage or injury to the premises or common areas. Under no circumstances shall the security deposit be considered as an advance payment of the rent for the ending month(s) of this agreement. Said deposit will be retained by the University until after the Permittee has vacated the premises, at which time the

University shall inspect the premises to determine if any damage has been caused by Permittee. The security deposit, minus cleaning and repair costs and any other amounts expended to cure any of Permittee's defaults hereunder, shall be returned to the Permittee within 30 days of departure.

d) Permittee may not assign, transfer or convey any portion of the subject premises or any interest therein without the University's prior written consent. University consent to an assignment or conveyance shall not waive this provision with regard to subsequent assignments or conveyances. No assignment or conveyance by Permittee shall relieve Permittee of any obligation or liability hereunder.

e) Use of the premises is restricted to activity that will not violate applicable zoning and building codes, laws, ordinances or regulations. If any use of the property to which this Permit relates is inconsistent with state, federal or local law or in any way conflicts with the purposes or objectives of the University, Permittee specifically agrees that this Permit shall be immediately void and of no further force and effect, and that it shall promptly vacate the premises.

f) Permittee further agrees that if this Permit is canceled or terminated for any reason, Permittee shall have no claim against the State of New York, SUNY, the University or their respective officers, employees, agents or assigns, and that the State of New York, SUNY, the University and their officers, employees, agents and assigns shall be relieved from any and all liability.

6. Certification of Compliance

a) Permittee certifies that every officer, agent, representative or consultant of Permittee also employed by the University has disclosed and will in the future disclose that affiliation to the University Conflict of Interest Committee as required by University Policy 209.

b) Permittee shall comply with SUNY's policy on patents and inventions, 8 NYCRR Section 335.28, with regard to any invention made by University faculty, staff or students utilizing University facilities or equipment.

7. Indemnification

Permittee assumes all risks incidental to its occupancy and use of the facilities, equipment, premises and surrounding grounds and shall be solely responsible for any and all accidents and injury to persons (including death) and property damage arising out of or in connection with such activities if caused by the actions or omissions of Permittee, its officers, employees, agents, invitees or assigns, including any failure to adequately maintain equipment or fixtures relating to said occupancy and use. Permittee hereby covenants and agrees to indemnify and hold harmless the State of New York, SUNY, the University, and their respective officers, employees, agents,

invitees and assigns, from any and all claims, suits, actions, damages and costs of every nature and description arising out of or relating to said occupancy and use.

8. Insurance

a) At least thirty (30) days prior to taking occupancy, Permittee shall provide evidence in a form acceptable to the University of appropriate insurance issued by a company qualified to transact such business in the State of New York, of the type and in the amounts set forth below, naming the State of New York, the State University of New York and SUNY at Stony Brook as additional insured / loss payees:

i) Comprehensive general liability insurance in the amount of $2,000,000 combined single limit.

ii) Workers compensation insurance and disability insurance in the amount required by New York State law.

b) Each policy shall contain endorsements specifying that the policy shall not be cancelled or amended without thirty (30) days prior written notice to the University from the insurer.

c) Each policy shall contain an agreement by the insurer waiving and releasing any and all claims the State of New York, SUNY and SUNY at Stony Brook for liability arising from damage or injury caused by any fire or casualty to the premises. Permittee, for itself and all other persons or entities claiming through Permittee, hereby waives any and all claims against the State of New York, SUNY and SUNY at Stony Brook which would be covered by the insurance policies required to be obtained by Permittee hereunder.

d) Permittee assumes the risk of all of property and possessions left on the premises, and waives any claims against the State of New York, SUNY and SUNY at Stony Brook for any damage or injury to such property and possessions.

e) Permittee shall not do, keep or permit anything in, on or about the premises which could contravene insurance policies insuring against loss or damage by fire or other hazards; prevent other Permittees from procuring such policies from companies acceptable to the University, or cause an increase in the insurance rates on any portion of the property.

9. Casualty

a) In the event that the incubator premises or common areas thereof are damaged or destroyed by fire or other casualty, the University shall be under no obligation to repair or rebuild the same, and shall have the unilateral right to terminate this Permit. If the University elects to terminate the Permit and so notifies Permittee, this Permit shall

terminate without further action of either party. The occupancy fee shall abate as of the date of the fire or other casualty.

b) If the University advises Permittee in writing within thirty (30) days after such fire or casualty that it intends to repair or rebuild the premises, then this Permit shall continue in full force and effect. If, as a result of the fire or casualty, the premises are rendered untenantable or unusable, the occupancy fee shall be proportionately abated or suspended during the period of repair or rebuilding, and shall re-commence on completion of the work.

c) In the event of fire or casualty, the University shall be entitled to all insurance proceeds relating to premises. Permittee hereby waives any and all rights and claims thereto.

10. Relationship of the University and Permittee

a) Permittee specifically agrees that this Permit does not create the relationship of landlord and tenant between the State of New York, SUNY or the University and Permittee regarding the use of the state-owned property to which this Permit relates. Further, the relationship of Permittee to the State of New York, SUNY or the University arising out of this Permit shall not be that of employee-employer, but that of independent contractor.

b) Permittee specifically agrees not to hold itself out as representing the State of New York, SUNY or the University in connection with the use of the State-owned property to which this Permit relates, nor shall the name, trademark or logo of the State of New York, SUNY or the University be used by Permittee for any purpose, absent prior written approval of the entity whose name, trademark or logo is to be used.

11. Right of Entry

a) The University and its agents shall have the right to enter the premises at any time, to inspect the same and to make such repairs, replacements or improvements as it may deem necessary.

b) The University and/or its agents shall conduct such inspections and perform such work with as little inconvenience to Permittee's operations as reasonably possible; however, there shall be no diminution of occupancy value or liability on the University's part by reason of any inconvenience, annoyance or injury to Permittee's operations due to any repair, alteration, addition or improvement to the premises.

c) The University and/or its agents shall have the right to enter the premises during standard work hours for the purpose of showing the same to visitors or prospective Permittees.

12. Care of Premises

In addition to the other provisions of this Permit, Permittee agrees:

a) to occupy the premises and use the equipment listed in Exhibit B (if any), in a safe and careful manner, in compliance with applicable laws and regulations, including those rules and procedures established by the University that pertain to incubator operations;

b) to obtain and keep in force at its sole cost and expense any permits or licenses which may be required in this jurisdiction for conduct of its operations;

c) to secure the premises when its operations are closed for the day, including all windows, corridor doors and exterior incubator doors;

d) to require its employees, agents, customers, invitees and visitors to comply with the terms and conditions of this Permit;

e) to assume all risk of lost or stolen property, equipment, money and possessions from the premises or parking areas;

f) not to damage any part of the premises, install any sign, or use or store any toxic or hazardous substances on University property without obtaining prior written permission from the University;

g) not to install, connect or operate any equipment, apparatus, appliance, device or electric powered machine on the premises (other than normal office equipment) without obtaining prior written permission from the University;

h) not to use or bring livestock of any species on the premises without obtaining prior written permission from the University.

13. Default by Permittee

Any one of the following events shall be a default by Permittee under this Permit:

a) failure to pay any occupancy fee or other charge within thirty (30) days after its due date;

b) failure to observe, discharge or perform any other obligation of this Permit within fourteen (14) days after notice;

c) failure to immediately cure any potentially hazardous condition which Permittee has created;

d) abandonment of the premises;

e) filing any petition for bankruptcy, insolvency or for reorganization under any bankruptcy act; making an assignment for benefit of creditors, or the appointment of a receiver or trustee of all or substantially all of Permittee's property.

14. University's Remedies on Permittee's Default

In the event of default by Permittee, the University shall have all available rights and remedies at law and equity, including the right to terminate this Permit and recover from Permittee all sums due for past-due occupancy fees; fees accruing under the terms of this Permit; the costs of repairing the premises or replacing the premises in tenantable condition, and all costs incurred in re-entry and effecting the termination of this Permit, including attorneys' fees. The University's remedies are cumulative. The exercise of one right or remedy shall not preclude the exercise of any other right or remedy by the University.

15. Incubator Operations

a) Permittee shall meet with the University on an annual basis, at a time determined by the University, for the purpose of reviewing the status of this Permit. Modification of the fees and University equity interest, if any, shall be based on the annual, basic occupancy fees published by the University Controller, and an assessment of the services, support, equipment access and other valuable consideration provided by the University to Permittee.

b) Permittee shall also meet with the University Incubator Committee on an annual basis for the purpose of reviewing its business plan and progress in accordance with applicable incubator guidelines and procedures.

c) Permittee shall contract through the University for any research-related tasks to be performed by University faculty, staff or students, in accordance with relevant University policy and procedures, including its conflict-of-interest guidelines.

d) Permittee may submit proposals for mutually beneficial collaborative efforts and joint ventures to the University. Accepted proposals shall be administered by separate agreement which, unless otherwise agreed by the parties hereto in writing, shall in no way diminish, alter or impact any provision of this Permit.

16. Notice

Any notice given to either party shall be in writing and served either personally or by registered mail, addressed as follows:

To: Director of University Revocable Permit Program
W4559 Melville Library
Stony Brook University
Stony Brook, New York 11794-6000

To Permittee:	David Polinsky, CFO and Chief Counsel Cornerstone Pharmaceuticals, Inc. 570 7th Avenue, Suite 500 New York, New York 10018
Copy to:	William J. Lennarz, Ph.D. Department of Biochemistry and Cell Biology 450 Life Sciences Building Stony Brook University Stony Brook, New York 11794-5215

or to such other address as may be designated in writing. All notices are effective on receipt.

17. Termination

a) Permittee shall surrender the premises at the termination of this Permit in good order and condition. If Permittee remains in possession of the premises after expiration of the term hereof, Permittee shall pay holdover fees at the occupancy fee rate in effect at the end of the Permit term. There shall be no renewal of this Permit by waiver or operation of law.

b) In the event of any act or omission by Permittee that would give the University the right to terminate this Permit, the University shall not exercise any such right until it gives Permittee written notice of such act or omission and passage of fourteen (14) days, provided that Permittee immediately begins to remedy the act or omission and proceeds with reasonable diligence to cure the same.

18. No Waiver of Breach

The University's failure to exercise or enforce any right or remedy hereunder because of any breach or default by Permittee shall not prejudice the University's rights or remedies with respect to any existing or subsequent breach or default. Acceptance of any partial payment from Permittee shall not waive the University's right to pursue Permittee for any remaining balance due, nor shall any endorsement or statement on any check or acknowledgement of fee payment be deemed an accord and satisfaction.

19. Entire Agreement

a) This Permit, Exhibits A, A-1, B and the policies listed in paragraph 19(b) below constitute the entire agreement between the parties hereto. All previous communications between the parties, whether written or oral, with reference to the subject matter of this Permit are hereby superseded.

b) The following policies attached hereto are made part of this Permit:

1. SUNY Use of University Facilities by Emerging Technology Enterprises, Guidelines.
2. SUNY University-Industry Cooperative Use of Research Equipment.
3. SUNY's policy on patents and inventions, 8 NYCRR Section 335.28.
4. SUNY Stony Brook Policy 209.
5. SUNY Stony Brook Policy 517.

c) This Permit Agreement may only be modified, amended or extended by a writing signed by the parties hereto.

d) If any provision of this Permit is deemed or ruled invalid, the remainder of this Permit shall not be affected thereby.

20. Governing Law

Permittee shall comply with SUNY and University regulations and policies, and with all applicable State, federal and local laws, rules, orders, regulations and requirements. Permittee agrees to the terms and conditions set forth in Exhibit A and A-1 attached hereto. This Permit shall be interpreted and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Permit as of the day and year first above written.

SUNY AT STONY BROOK

By: ______________________
James Fabian, Director
University Revocable Permit Program

Date: 5/1/07

CORNERSTONE PHARMACEUTICALS, INC.

By: ______________________
Robert Shorr, CEO

Date: 3/30/07

EXHIBIT B

Permittee hereby requests from University and University hereby grants to Permittee permission to use the following University equipment and/or services, at the times and at the rates set forth below:

N/A